Exhibit 99.1

Summit Materials, Inc. Reports Second Quarter 2018 Results

-Y/Y Net Revenue Growth of 14.8%, Supported By Broad-Based Organic Volume Improvements

-Completed Four Materials-Based Bolt-on Acquisitions For Total Invested Capital of $75 million Since May 2018

-Reduced Midpoint of Adjusted EBITDA Guidance Range For The Full-Year 2018 By 7%

-Remain On Pace To Achieve Record Full-Year Adjusted EBITDA in 2018

DENVER, CO. - (August 1, 2018) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the second quarter 2018.

For the three months ended June 30, 2018, the Company reported basic earnings per share of $0.32 on net income attributable to Summit Inc. of $35.5 million, compared to basic earnings per share of $0.46 on net income attributable to Summit Inc. of $50.0 million in the prior year period.  On an adjusted basis, Summit reported adjusted diluted earnings per share of $0.32 on adjusted diluted net income of $37.1 million, versus adjusted diluted earnings per share of $0.47 on adjusted diluted net income of $53.6 million in the prior year period.

“While net revenue increased 14.8% on a year-over-basis in the second quarter 2018, supported by organic volume growth in our aggregates and products lines of business, Adjusted EBITDA was flat on a year-over-year basis, given lower contributions from our cement segment and Houston operations, together with inflation in our variable costs,” stated Tom Hill, CEO of Summit Materials.  “With a finite number of days remaining in the construction season, we have reduced the midpoint of our 2018 Adjusted EBITDA guidance by 7 percent.”

“Organic sales volumes in our cement segment were impacted by a combination of high precipitation levels during April and May, together with competitive pressures in the markets we serve,” stated Hill.  “Our Houston operations were impacted by a slower start to the construction season than had been anticipated.  Looking to the second half of the year, we expect a strengthening in both our cement segment and Houston operations, given accelerating demand in our residential, low-rise commercial and public end-markets.”

“The pace of cost inflation in raw materials, freight, labor and fuel exceeded our expectations in the first half of 2018,” continued Hill.  “Although we anticipated some measure of cost inflation entering the year, the effective date of our announced price increases lagged behind the impact of higher costs incurred by our business.  Importantly, our average selling prices on both materials and products have gained traction entering the third quarter, which we expect will offset these higher variable costs in the second half of the year.”

“Demand conditions in most of our markets are strong and are expected to remain so into 2019 and beyond,” continued Hill.  “Within our private markets, we are seeing sustained growth in new single-family home construction, given low inventories and positive demographic trends, while in our public markets, state transportation funding measures in Texas, coupled with steady increases in federal subsidies, are contributing to increased lettings activity.  In July 2018, aggregates shipments per day increased 5% versus the prior year period and 13% versus June 2018.”

“Since May 2018, we have completed four materials-based acquisitions for total invested capital of $75 million,” continued Hill.  “Recent acquisitions have served to further establish our leadership in well-structured, materials-based markets in Texas, Kansas, Missouri and Virginia.  On a year-to-date basis, we have completed eleven acquisitions for total invested capital of $228 million.  Across these eleven transactions, we have added more than 300 million tons of aggregates reserves to our portfolio.  The acquisition pipeline remains active as we look ahead to the remainder of the year, with multiple transactions currently in various stages of diligence.”

“As of June 30, 2018, our net leverage increased to 4.3x, due to the timing of acquisition-related investments,” stated Brian Harris, CFO of Summit Materials.  “By year-end 2018, we anticipate net leverage to be approximately 3.5x, subject to the pace of acquisitions.”

“We continue to generate significant free cash flow from operations that is helping to support the overall growth of our business,” continued Harris.  “Based on the midpoint of our revised guidance, we anticipate Adjusted EBITDA less total capital spending will be approximately $250 million in 2018.  Importantly, this includes approximately $100 million of discretionary capital spending.”

“Our vertically integrated, multi-local strategy continues to gain momentum in our regional markets, positioning Summit as an emerging leader in the North American heavy materials industry that remains on pace to achieve record full-year Adjusted EBITDA in 2018,” stated Hill.

Second Quarter 2018 | Results by Line of Business

Aggregates Business:   Aggregates net revenues increased by 23.1% to $103.7 million in the second quarter 2018, when compared to the prior year period.  Aggregates adjusted cash gross profit margin declined to 64.8% in the second quarter, versus 68.3% in the prior year period, given higher variable costs.  Organic aggregates sales volumes increased 2.3% in the second quarter 2018, when compared to the prior-year period.  Excluding contributions from the Company’s project-dependent sand business in Vancouver, organic aggregates sales volumes increased 4.3% in the second quarter 2018.  Organic growth in aggregates sales volumes was due mainly to higher volumes in the East Region, which more than offset a decline in sales volumes in the West Region, which was impacted by adverse weather conditions during the period.  Organic average selling prices on aggregates increased 3.6% in the second quarter 2018 due to year-over-year improvements in prices within both the West and East segments during the period.

Cement Business:  Cement segment net revenues declined 2.8% to $81.8 million in the second quarter 2018, when compared to the prior-year period.  Cement adjusted cash gross profit margin declined to 46.5% in the second quarter, versus 57.4% in the prior-year period, due to higher freight, storage and demurrage costs related to weather-affected cement inventories.  Organic sales volume of cement declined 4.8% in the second quarter, when compared to the prior year period, due mainly to high levels of precipitation that disrupted project work during the period, together with competitive pressures in the market.   Organic average selling prices on cement increased 1.9% in the second quarter, when compared to the prior year period.

Products Business:  Net revenues increased 19.3% to $279.9 million in the second quarter 2018, when compared to the prior year period.  Products adjusted cash gross profit margin declined to 22.0% in the second quarter, versus 25.6% in the prior year period, as the timing of product price increases lagged behind increases in raw materials and labor costs.  Organic sales volumes of ready-mix concrete increased 0.2% in the second quarter, while organic average selling prices increased 2.7%, versus the prior year period.  Organic sales volumes of asphalt increased 2.0% in the second quarter, while organic average selling prices declined 1.3%, versus the prior year period.

Second Quarter 2018 | Results By Reporting Segment

Net revenue increased by 14.8% to $549.2 million in the second quarter 2018, versus $478.4 million in the prior year period.  The improvement in net revenue was primarily attributable to both organic and acquisition-related contributions in the East and West segments, offset by a decline in the Cement segment.  The Company reported operating income of $77.3 million in the second quarter 2018, versus $82.4 million in the prior year period.   Adjusted EBITDA was $135.3 million in the second quarter 2018, versus $135.2 million in the prior year period.

West Segment:  The West Segment reported operating income of $38.4 million in the second quarter 2018, versus operating income of $42.9 million in the prior year period.  Adjusted EBITDA increased to $61.2 million in the second quarter 2018, versus $60.5 million in the prior year period.  The year-over-year improvement in West Segment Adjusted EBITDA was attributable to increased average selling prices on aggregates and ready-mix concrete, together with higher organic sales volumes of asphalt, that offset lower organic aggregates sales in the Company’s Houston operations.

East Segment:  The East Segment reported operating income of $26.9 million in the second quarter 2018, versus operating income of $21.1 million in the prior year period.  Adjusted EBITDA increased to $45.4 million in the second quarter 2018, versus $38.8 million in the prior year period.  The year-over-year improvement in East Segment Adjusted EBITDA was mainly attributable to organic volume growth in aggregates and ready-mix concrete, which increased 11.0% and 10.3%, respectively in the period.

Cement Segment:  The Cement Segment reported operating income of $25.8 million in the second quarter 2018, versus operating income of $33.7 million in the prior year period.  Adjusted EBITDA declined to $34.7 million in the second quarter 2018, versus $43.8 million in the prior year period.  Higher organic average selling prices were more than offset primarily by high levels of precipitation in the Company’s Mississippi River markets and price-driven competitive pressures that resulted in a year-over-year decline in organic sales volume during the second quarter 2018.

Acquisition Program

As of August 1, 2018, the Company has completed eleven acquisitions on a year-to-date basis, including four transactions that have closed since the Company’s last quarterly update on May 8, 2018.  Total investment spend across the eleven acquisitions completed year-to-date 2018 was approximately $228 million, including approximately $75 million for the four bolt-on acquisitions completed since the last update.

Olathe Assets (Kansas).  The Olathe Assets comprise two quarries, two asphalt plants and two construction and landfill sites. These assets expand the Company’s existing operations into the southwestern Kansas City metropolitan area.  Summit closed on the acquisition of the Olathe Assets in July 2018.

Buckingham Slate (Virginia).  Buckingham is an aggregates acquisition that expands the Company’s market position and reserve base in central Virginia.  Summit closed on the acquisition of Buckingham Slate in June 2018.

Buildex (Missouri).   Buildex is a lightweight aggregates business based in western Missouri that provides a complementary product offering to the Company’s existing portfolio in the region.  Summit closed on the acquisition of Buildex in July 2018.

XIT (Texas).  XIT is an aggregates company that provides further vertical integration of the Company’s operations in north Texas.  Summit closed on its acquisition of XIT in July 2018.

Liquidity and Capital Resources

As of June 30, 2018, the Company had cash on hand of $50.4 million and borrowing capacity under its revolving credit facility of $219.6 million.  The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement.  As of June 30, 2018, the Company had $1.8 billion in debt outstanding.

Financial Outlook

For the full-year 2018, the Company has reduced its Adjusted EBITDA guidance from a range of $495 million to $515 million to a range of $460 million to $480 million, including acquisition-related contributions from four transactions that closed since the Company’s last update in May 2018.  No additional potential acquisitions are included within the Company’s full-year 2018 Adjusted EBITDA guidance.  For the full-year 2018, the Company has reiterated its capital expenditure guidance in the range of $210 million to $225 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s second quarter 2018 financial results.  A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-407-0784

International Live:                  1-201-689-8560

Conference ID:                       57511368

To listen to a replay of the teleconference, which will be available through September 1, 2018:

Domestic Replay:                   1-844-512-2921

International Replay:              1-412-317-6671

Conference ID:                       13681575

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets.  For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow and Net Leverage which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin , Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow and Net Leverage may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity. This press release also includes certain unaudited financial information for the last twelve months (“LTM”) ended June 30, 2018, which is calculated as the six months ended June 30, 2018 plus the actual for the year-ended December 30, 2017 less the actual six months ended June 30, 2017.  This presentation is not in accordance with GAAP. However, we believe that this information is useful to investors as we use LTM financial information to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. In addition, we use such LTM financial information to test compliance with covenants under our senior secured credit facilities.

Adjusted EBITDA, Adjusted EBITDA Margin, LTM financial information and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Net Leverage reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure.  Reconciliations of the non-GAAP measures used in this press release are included in the attached tables.  Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 (the “Annual Report”), as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed quarterly reports on Form 10-Q or other SEC filings and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel;

-	supply constraints or significant price fluctuations in electricity and the petroleum-based resources that we use;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure;

-	potential labor disputes; and

-	rising prices for commodities, labor and other production and delivery costs as a result of inflation or otherwise.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.  Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

($ in thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Revenue:
Product	$459,967	$397,726	$716,774	$622,743
Service	89,268	80,642	122,377	114,669
Net revenue	549,235	478,368	839,151	737,412
Delivery and subcontract revenue	51,655	45,725	76,160	70,958
Total revenue	600,890	524,093	915,311	808,370
Cost of revenue (excluding items shown separately below):
Product	295,147	233,592	492,580	400,560
Service	64,130	56,587	90,053	81,958
Net cost of revenue	359,277	290,179	582,633	482,518
Delivery and subcontract cost	51,655	45,725	76,160	70,958
Total cost of revenue	410,932	335,904	658,793	553,476
General and administrative expenses	61,657	58,086	131,518	116,554
Depreciation, depletion, amortization and accretion	49,731	45,039	96,689	84,787
Transaction costs	1,291	2,620	2,557	3,893
Operating income	77,279	82,444	25,754	49,660
Interest expense	28,943	25,986	57,727	50,955
Loss on debt financings	149	—	149	190
Tax receivable agreement expense	—	1,525	—	1,525
Other income, net	(916)	(590)	(8,571)	(1,247)
Income (loss) from operations before taxes	49,103	55,523	(23,551)	(1,763)
Income tax expense (benefit)	12,190	3,435	(4,516)	1,257
Net income (loss)	36,913	52,088	(19,035)	(3,020)
Net income (loss) attributable to noncontrolling interest in subsidiaries	—	12	—	(86)
Net income (loss) attributable to Summit Holdings (1)	1,404	2,076	(815)	(490)
Net income (loss) attributable to Summit Inc.	$35,509	$50,000	$(18,220)	$(2,444)
Income (loss) per share of Class A common stock:
Basic	$0.32	$0.46	$(0.16)	$(0.02)
Diluted	$0.32	$0.46	$(0.16)	$(0.02)
Weighted average shares of Class A common stock:
Basic	111,564,190	108,419,568	111,111,644	107,556,143
Diluted	112,583,321	109,429,944	111,111,644	107,556,143

(1)	Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	June 30,	December 30,
	2018	2017
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$50,404	$383,556
Accounts receivable, net	268,819	198,330
Costs and estimated earnings in excess of billings	44,481	9,512
Inventories	245,238	184,439
Other current assets	12,381	7,764
Total current assets	621,323	783,601
Property, plant and equipment, less accumulated depreciation, depletion and amortization (June 30, 2018 - $711,216 and December 30, 2017 - $631,841)	1,733,653	1,615,424
Goodwill	1,114,967	1,036,320
Intangible assets, less accumulated amortization (June 30, 2018 - $7,337 and December 30, 2017 - $6,698)	16,294	16,833
Deferred tax assets, less valuation allowance (June 30, 2018 and December 30, 2017 - $1,675)	287,606	284,092
Other assets	50,413	51,063
Total assets	$3,824,256	$3,787,333
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$4,765
Current portion of acquisition-related liabilities	15,634	14,087
Accounts payable	144,284	98,744
Accrued expenses	118,494	116,629
Billings in excess of costs and estimated earnings	14,724	15,750
Total current liabilities	299,490	249,975
Long-term debt	1,807,290	1,810,833
Acquisition-related liabilities	28,904	58,135
Tax receivable agreement liability	333,028	331,340
Other noncurrent liabilities	77,773	65,329
Total liabilities	2,546,485	2,515,612

Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 111,629,238 and 110,350,594 shares issued and outstanding as of June 30, 2018 and December 30, 2017, respectively	1,117	1,104
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 and 100 shares issued and outstanding as of June 30, 2018 and December 30, 2017, respectively	—	—
Additional paid-in capital	1,183,071	1,154,220
Accumulated earnings	77,613	95,833
Accumulated other comprehensive income	4,645	7,386
Stockholders’ equity	1,266,446	1,258,543
Noncontrolling interest in Summit Holdings	11,325	13,178
Total stockholders’ equity	1,277,771	1,271,721
Total liabilities and stockholders’ equity	$3,824,256	$3,787,333

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	Six months ended
	June 30,	July 1,
	2018	2017
Cash flow from operating activities:
Net loss	$(19,035)	$(3,020)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion, amortization and accretion	98,562	90,781
Share-based compensation expense	14,190	9,424
Net gain on asset disposals	(7,508)	(4,052)
Non-cash loss on debt financings	—	85
Change in deferred tax asset, net	(6,934)	391
Other	162	710
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(57,763)	(68,539)
Inventories	(44,428)	(19,272)
Costs and estimated earnings in excess of billings	(34,525)	(21,571)
Other current assets	(1,766)	3,535
Other assets	780	(1,565)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	23,912	28,550
Accrued expenses	1,674	(6,789)
Billings in excess of costs and estimated earnings	(2,187)	1,252
Tax receivable agreement liability	1,688	1,525
Other liabilities	(540)	(296)
Net cash (used in) provided by operating activities	(33,718)	11,149
Cash flow from investing activities:
Acquisitions, net of cash acquired	(153,196)	(213,124)
Purchases of property, plant and equipment	(131,657)	(109,088)
Proceeds from the sale of property, plant and equipment	14,110	8,411
Other	684	137
Net cash used for investing activities	(270,059)	(313,664)
Cash flow from financing activities:
Proceeds from equity offerings	—	237,600
Capital issuance costs	—	(627)
Proceeds from debt issuances	—	302,000
Debt issuance costs	(550)	(5,308)
Payments on debt	(10,772)	(9,288)
Payments on acquisition-related liabilities	(31,224)	(17,204)
Distributions from partnership	(69)	(79)
Proceeds from stock option exercises	15,615	5,736
Other	(1,904)	(832)
Net cash (used in) provided by financing activities	(28,904)	511,998
Impact of foreign currency on cash	(471)	188
Net (decrease) increase in cash	(333,152)	209,671
Cash and cash equivalents—beginning of period	383,556	143,392
Cash and cash equivalents—end of period	$50,404	$353,063

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Revenue Data by Segment and Line of Business

($ in thousands)

	Three months ended		Six months ended		Twelve Months Ended
	June 30,	July 1,	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017	2018	2017

Segment Net Revenue:
West	$293,685	$249,849	$462,629	$381,823	$980,798	$795,575
East	173,709	144,290	257,130	227,525	578,209	513,890
Cement	81,841	84,229	119,392	128,064	295,141	295,546
Net Revenue	$549,235	$478,368	$839,151	$737,412	$1,854,148	$1,605,011

Line of Business - Net Revenue:
Materials
Aggregates	$103,690	$84,221	$171,140	$145,843	$338,680	$287,509
Cement (1)	76,413	78,893	109,530	118,328	273,243	270,173
Products	279,864	234,612	436,104	358,572	932,044	766,626
Total Materials and Products	459,967	397,726	716,774	622,743	1,543,967	1,324,308
Services	89,268	80,642	122,377	114,669	310,181	280,703
Net Revenue	$549,235	$478,368	$839,151	$737,412	$1,854,148	$1,605,011

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$36,472	$26,740	$75,954	$61,522	$123,161	$106,724
Cement	38,359	30,511	64,147	63,684	139,521	134,290
Products	218,315	174,622	349,452	272,363	721,099	568,668
Total Materials and Products	293,146	231,873	489,553	397,569	983,781	809,682
Services	66,131	58,306	93,080	84,949	217,945	197,889
Net Cost of Revenue	$359,277	$290,179	$582,633	$482,518	$1,201,726	$1,007,571

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$67,218	$57,481	$95,186	$84,321	$215,519	$180,785
Cement (3)	38,054	48,382	45,383	54,644	133,722	135,883
Products	61,549	59,990	86,652	86,209	210,945	197,958
Total Materials and Products	166,821	165,853	227,221	225,174	560,186	514,626
Services	23,137	22,336	29,297	29,720	92,236	82,814
Adjusted Cash Gross Profit	$189,958	$188,189	$256,518	$254,894	$652,422	$597,440

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	64.8%	68.3%	55.6%	57.8%	63.6%	62.9%
Cement (3)	46.5%	57.4%	38.0%	42.7%	45.3%	46.0%
Products	22.0%	25.6%	19.9%	24.0%	22.6%	25.8%
Services	25.9%	27.7%	23.9%	25.9%	29.7%	29.5%
Total Adjusted Cash Gross Profit Margin	34.6%	39.3%	30.6%	34.6%	35.2%	37.2%

(1)

Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.

(2)

Previously, we presented gross profit as a non- GAAP metric. We have renamed that metric adjusted cash gross profit to be more descriptive of the calculation. Adjusted cash gross profit calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.

(3)

The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Volume and Price Statistics

(Units in thousands)

	Three months ended		Six months ended
Total Volume	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Aggregates (tons)	13,151	11,286	21,966	19,249
Cement (tons)	680	714	974	1,075
Ready-mix concrete (cubic yards)	1,503	1,237	2,645	2,143
Asphalt (tons)	1,611	1,517	1,961	1,880

	Three months ended		Six months ended
Pricing	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Aggregates (per ton)	$10.21	$9.97	$10.07	$9.92
Cement (per ton)	114.21	112.09	114.46	111.89
Ready-mix concrete (per cubic yards)	107.09	104.23	107.09	103.73
Asphalt (per ton)	54.70	54.94	54.23	54.76

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	16.5%	2.4%	14.1%	1.5%
Cement (per ton)	(4.8)%	1.9%	(9.4)%	2.3%
Ready-mix concrete (per cubic yards)	21.5%	2.7%	23.4%	3.2%
Asphalt (per ton)	6.2%	(0.4)%	4.3%	(1.0)%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	2.3%	3.6%	(1.5)%	2.8%
Cement (per ton)	(4.8)%	1.9%	(9.4)%	2.3%
Ready-mix concrete (per cubic yards)	0.2%	2.7%	1.3%	3.4%
Asphalt (per ton)	2.0%	(1.3)%	(2.7)%	(1.7)%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business

($ and Units in thousands, except pricing information)

	Three months ended June 30, 2018
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	13,151	$10.21	$134,213	$(30,523)	$103,690
Cement	680	114.21	77,714	(1,301)	76,413
Materials			$211,927	$(31,824)	$180,103
Ready-mix concrete	1,503	107.09	160,930	(322)	160,608
Asphalt	1,611	54.70	88,120	(185)	87,935
Other Products			108,164	(76,843)	31,321
Products			$357,214	$(77,350)	$279,864

	Six months ended June 30, 2018
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	21,966	$10.07	$221,092	$(49,952)	$171,140
Cement	974	114.46	111,480	(1,950)	109,530
Materials			$332,572	$(51,902)	$280,670
Ready-mix concrete	2,645	107.09	283,238	(614)	282,624
Asphalt	1,961	54.23	106,340	(264)	106,076
Other Products			170,659	(123,255)	47,404
Products			$560,237	$(124,133)	$436,104

SUMMIT MATERIALS, INC. AND SUBSIDIARIES

Unaudited Reconciliations of Non-GAAP Financial Measures

($ in thousands, except share and per share amounts)

The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three and six months ended June 30, 2018 and July 1, 2017.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended June 30, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$36,532	$26,421	$27,458	$(53,498)	$36,913
Interest expense (income)	1,554	947	(1,479)	27,921	28,943
Income tax expense (benefit)	431	(84)	—	11,843	12,190
Depreciation, depletion and amortization	22,445	17,606	8,716	635	49,402
EBITDA	$60,962	$44,890	$34,695	$(13,099)	$127,448
Accretion	144	220	(35)	—	329
Loss on debt financings	—	—	—	149	149
Transaction costs	(2)	—	—	1,293	1,291
Non-cash compensation	—	—	—	5,683	5,683
Other	123	285	—	33	441
Adjusted EBITDA	$61,227	$45,395	$34,660	$(5,941)	$135,341
Adjusted EBITDA Margin (1)	20.8%	26.1%	42.4%		24.6%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended July 1, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$40,529	$20,600	$34,442	$(43,483)	$52,088
Interest expense (income)	1,843	929	(684)	23,898	25,986
Income tax expense (benefit)	533	(21)	—	2,923	3,435
Depreciation, depletion and amortization	17,224	16,740	9,961	662	44,587
EBITDA	$60,129	$38,248	$43,719	$(16,000)	$126,096
Accretion	195	193	64	—	452
Loss on debt financings	—	—	—	—	—
Tax receivable agreement expense	—	—	—	1,525	1,525
Transaction costs	(28)	—	—	2,648	2,620
Non-cash compensation	—	—	—	4,676	4,676
Other	224	325	—	(683)	(134)
Adjusted EBITDA	$60,520	$38,766	$43,783	$(7,834)	$135,235
Adjusted EBITDA Margin (1)	24.2%	26.9%	52.0%		28.3%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended June 30, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$36,604	$4,777	$26,361	$(86,777)	$(19,035)
Interest expense (income)	2,734	1,553	(3,085)	56,525	57,727
Income tax expense (benefit)	49	(270)	—	(4,295)	(4,516)
Depreciation, depletion and amortization	44,453	35,118	15,029	1,345	95,945
EBITDA	$83,840	$41,178	$38,305	$(33,202)	$130,121
Accretion	287	435	22	—	744
Loss on debt financings	—	—	—	149	149
Transaction costs	(6)	—	—	2,563	2,557
Non-cash compensation	—	—	—	14,190	14,190
Other (2)	(6,721)	579	—	(765)	(6,907)
Adjusted EBITDA	$77,400	$42,192	$38,327	$(17,065)	$140,854
Adjusted EBITDA Margin (1)	16.7%	16.4%	32.1%		16.8%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Six months ended July 1, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$38,503	$8,507	$29,729	$(79,759)	$(3,020)
Interest expense (income)	3,747	1,614	(1,334)	46,928	50,955
Income tax expense (benefit)	535	(21)	—	743	1,257
Depreciation, depletion and amortization	32,692	31,927	17,951	1,321	83,891
EBITDA	$75,477	$42,027	$46,346	$(30,767)	$133,083
Accretion	390	384	122	—	896
Loss on debt financings	—	—	—	190	190
Tax receivable agreement expense	—	—	—	1,525	1,525
Transaction costs	9	—	—	3,884	3,893
Non-cash compensation	—	—	—	9,424	9,424
Other	343	703	—	(1,192)	(146)
Adjusted EBITDA	$76,219	$43,114	$46,468	$(16,936)	$148,865
Adjusted EBITDA Margin (1)	20.0%	18.9%	36.3%		20.2%

(1)	Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2)

In the six months ended June 30, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded as other income.

The table below reconciles our net income (loss) per share attributable to Summit Materials, Inc. to adjusted diluted net income (loss) per share for the three and six months ended June 30, 2018 and July 1, 2017. The per share amount of the net income (loss) attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income (loss) per share.

	Three months ended				Six months ended
	June 30, 2018		July 1, 2017		June 30, 2018		July 1, 2017
Reconciliation of Net Income (Loss) Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Loss	Per Equity Unit	Net Loss	Per Equity Unit
Net income (loss) attributable to Summit Materials, Inc.	$35,509	$0.31	$50,000	$0.44	$(18,220)	$(0.16)	$(2,444)	$(0.02)
Adjustments:
Net income (loss) attributable to noncontrolling interest	1,404	0.01	2,076	0.02	(815)	(0.01)	(490)	—
Adjustment to acquisition deferred liability	—	—	—	—	(6,947)	(0.06)	—	—
Loss on debt financings	149	—	—	—	149	—	190	—
Adjusted diluted net income (loss) before tax related adjustments	37,062	0.32	52,076	0.46	(25,833)	(0.23)	(2,744)	(0.02)
Tax receivable agreement expense	—	—	1,525	0.01	—	—	1,525	0.01
Adjusted diluted net income (loss)	$37,062	$0.32	$53,601	$0.47	$(25,833)	$(0.23)	$(1,219)	$(0.01)
Weighted-average shares:
Basic Class A common stock	111,564,190		108,419,568		111,111,644		107,556,143
LP Units outstanding	3,517,602		4,574,104		3,583,407		4,821,955
Total equity units	115,081,792		112,993,672		114,695,051		112,378,098

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three and six months ended June 30, 2018 and July 1, 2017.

	Three months ended		Six months ended
	June 30,	July 1,	June 30,	July 1,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2018	2017	2018	2017
($ in thousands)
Operating income	$77,279	$82,444	$25,754	$49,660
General and administrative expenses	61,657	58,086	131,518	116,554
Depreciation, depletion, amortization and accretion	49,731	45,039	96,689	84,787
Transaction costs	1,291	2,620	2,557	3,893
Adjusted Cash Gross Profit (exclusive of items shown separately)	$189,958	$188,189	$256,518	$254,894
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	34.6%	39.3%	30.6%	34.6%

(1)	Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by (used in) operating activities to free cash flow for the three and six months ended June 30, 2018 and July 1, 2017.

	Three months ended		Six months ended
	June 30,	July 1,	June 30,	July 1,
($ in thousands)	2018	2017	2018	2017
Net income (loss)	$36,913	$52,088	$(19,035)	$(3,020)
Non-cash items	64,277	52,382	98,472	97,339
Net income adjusted for non-cash items	101,190	104,470	79,437	94,319
Change in working capital accounts	(83,541)	(47,782)	(113,155)	(83,170)
Net cash provided by (used in) operating activities	17,649	56,688	(33,718)	11,149
Capital expenditures, net of asset sales	(75,830)	(53,946)	(117,547)	(100,677)
Free cash flow	$(58,181)	$2,742	$(151,265)	$(89,528)

Contact:

Mr. Noel Ryan

Vice President, Investor Relations

Summit Materials, Inc.

noel.ryan@summit-materials.com